                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                   FORM 8-K/A

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 31, 1997
                                                 (November 3, 1997)




                      Laidlaw Environmental Services, Inc.
               ---------------------------------------------------
               (Exact name of Company as specified in its charter)


Delaware                            1-8368                          51-0228924
--------                            ------                          ----------
(State or other                  (Commission                     (IRS Employer
jurisdiction                     File Number)                   Identification
of incorporation)                                                      Number)


      1301 Gervais Street, Suite 300, Columbia, South Carolina     29201
      ------------------------------------------------------------------
               (Address of principal executive offices)         (Zip Code)



Registrant's telephone number, including area code: (803) 933-4200

ITEM 5.  OTHER EVENTS

         On November 4, 1997, Laidlaw Environmental Services, Inc. ("LESI") announced its intent to file documents with the United States Securities and Exchange Commission (SEC) pertaining to an offer for all the 58.3 million outstanding shares of Elgin, Illinois based Safety-Kleen Corp. (NYSE.SK). The LESI announcement also included the text of a letter to Mr. Donald W. Brinckman, Founder and Chairman of Safety-Kleen, by Mr. James R. Bullock, Chairman of LESI communicating LESI's intention to make an offer. The full text of the announcement, including the letter to Mr. Brinckman, is reproduced below. NOTE THAT THE LETTER CONTAINS LESI'S OPINION REGARDING THE STRATEGIC NATURE AND FINANCIAL BENEFITS OF THE PROPOSED BUSINESS COMBINATION AND THE AVAILABILITY OF AND VALUE OF ANTICIPATED COST SAVINGS AND SYNERGIES, AND LESI'S INTERPRETATION OF CERTAIN ACTIONS AND STATEMENTS OF SAFETY-KLEEN AND ITS ADVISORS.

               LAIDLAW ENVIRONMENTAL PLANS OFFER FOR SAFETY-KLEEN

COLUMBIA, SOUTH CAROLINA...NOVEMBER 4, 1997. Laidlaw Environmental Services, Inc. (NYSE:LLE) said today that it intends to file documents with the U.S. Securities and Exchange Commission (SEC) pertaining to an offer for all the 58.3 million outstanding shares of Eglin, Illinois-based Safety-Kleen Corp. (NYSE.SK) Laidlaw Environmental currently owns 600,000 Safety-Kleen common shares.

The offer for each Safety-Kleen common share is composed of $14.00 cash and 2.4 common shares of Laidlaw Environmental Services. The aggregate value of the transaction, including debt assumed and other normally incurred costs, is approximately $1.8 billion.

The intention to make an offer was communicated to Mr. Donald W. Brinckman, Founder and Chairman of Safety-Kleen by Mr. James R. Bullock, Chairman of Laidlaw Environmental Services.

The following is the complete text of Mr. Bullock's letter:

November 3, 1997

Mr. Donald W. Brinckman
Chairman & Chief Executive Officer
Safety-Kleen Corp.
1000 North Randall Road
Elgin, Illinois
USA 60123

Dear Mr. Brinckman:

I am writing to you in my capacity as Chairman of Laidlaw Environmental Services, Inc. Since your August 8th announcement that you would explore strategic alternatives to enhance shareholder value, we have sought unsuccessfully, directly through phone calls to you and indirectly through your advisors, to meet with you to pursue the combination of our companies. Six weeks ago, at the request of your financial advisor, we submitted a preliminary merger proposal to which you have yet to respond. Needless to say, we are frustrated by your continuing unwillingness to engage in constructive dialogue.

As you are aware, your advisors have insisted that we sign an agreement that would permit us to propose strategic alternatives that maximize value for your shareholders only if you "shall have requested in writing in advance the submission of such proposal". We have made clear on numerous occasions our willingness to sign a confidentiality agreement that protects nonpublic information you choose to share with us. In light of our experience to date, however, we will not sign any agreement that does not ensure that your shareholders have opportunity to consider our offer and to maximize value of their stock.

In response to your continuing unwillingness to meet or commence discussions with us in a meaningful way, our Board of Directors today authorized and directed senior management of Laidlaw Environmental Services, Inc. to pursue the acquisition of Safety-Kleen Corp. We have executed commitment letters with the Toronto-Dominion Bank to provide all the necessary financing for this acquisition. We have engaged Bear Stearns & Co. Inc. and Raymond James and Associates Inc. to serve as our financial advisors and Katten Muchin and Zavis to serve as our legal counsel.

Our offer for each share of Safety-Kleen Corp. is a combination of $14.00 in cash and 2.4 common shares of Laidlaw Environmental Services, Inc. stock. This represents approximately an 18.2% premium to Safety-Kleen's closing price Friday and a 46% premium to Safety-Kleen's trading price prior to your August 8th announcement. Please note that our offer is not subject to due diligence or a financing contingency. We have fully committed financing sufficient to complete the combination. We believe our offer represents a full and fair price based on the publicly available information we have reviewed. However, should you be willing to meet with us, we are prepared to consider any additional information you may wish to provide that demonstrates that a higher valuation is warranted. We continue to prefer a negotiated transaction.

Together our companies can create greater shareholder value than can either of us alone. We estimate annual cost savings and synergies will exceed $100 million. We believe the stock market will embrace this transaction and will reward the combined company with enhanced stock performance. Our offer ensures your shareholders participate in this exciting future.

We believe it is in the best interests of our companies to proceed immediately to negotiate a definitive agreement, containing customary public company terms and conditions, and to consummate a transaction by year-end. Given the importance we place on this combination, we are prepared to commit the resources necessary to see its timely completion. We and our advisors would be pleased to meet you and your advisors in Chicago either later today or tomorrow to complete the necessary papers.

In recognition of the strategic nature and compelling financial benefits of our proposed combination to your shareholders and our willingness to consider modifications to our offer as warranted, we expect you not to enter into any binding merger or similar agreement with any other party without first exploring with us the full merits of combining our two companies.

Our Board of Directors unanimously supports this merger. We trust you and the other members of Safety-Kleen's Board of Directors will consider the best interests of Safety-Kleen's shareholders and will agree to meet with us promptly to achieve a mutually beneficial transaction.

We look forward to hearing from you later today.

Sincerely,



James R. Bullock
Chairman

cc:      Safety-Kleen, Board of Directors
         Laidlaw Environmental Services, Inc. Board of Directors
         Douglas T. Lake, Bear Stearns & Co. Inc.
         David E. Thomas, Jr., Raymond James & Associates Inc.
         Herbert S. Wander, Katten, Muchin & Zavis
         William Blair & Company LLC

Laidlaw Environmental Services is the leading provider of hazardous and industrial waste management services to industry and government. The company operates from more than 100 locations throughout North America.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LAIDLAW ENVIRONMENTAL SERVICES, INC.



Date: December 31, 1997                     By:      /s/ Kenneth W. Winger
                                                     ---------------------

                                            Kenneth W. Winger, President
                                            and Chief Executive Officer